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                                                               Exhibit 2.2
                                                               -----------

                            FIRST AMENDMENT TO
                  AGREEMENT AND PLAN OF REORGANIZATION
                  ------------------------------------

             This Amendment to Agreement and Plan of Reorganization (the "First Amendment") is made and entered into as of the 27th day of November, 1995 by and between Magna Group, Inc., a Delaware corporation ("Magna"), and River Bend Bancshares, Inc., an Illinois corporation ("River Bend").

                             WITNESSETH:

             WHEREAS, Magna and River Bend entered into that certain Agreement and Plan of Reorganization dated as of October 11, 1995
(the "Agreement"); and

             WHEREAS, the Board of Directors of each of Magna and River Bend have heretofore approved the merger of River Bend with and into a wholly owned subsidiary of Magna; and

             WHEREAS, each of Magna and River Bend believes that based upon events subsequent to October 11, 1995, the Agreement should be amended to change the following: (i) to amend the preamble to the Agreement; (ii) to substitute "LBC" for "RBAC" throughout the Agreement; (iii) to amend Section 1.01 to the Agreement; (iv) to add a new Section 1.02(c)(i) to the Agreement; (v) to add a new
Section 1.02(d) to the Agreement; (vi) to add a new Section 1.04 to the Agreement; (vii) to add a new Section 2.01 to the Agreement;
(viii) to amend Section 2.03 to the Agreement; (ix) to add a new
Section 8.02(d)(ii) to the Agreement; and (x) to add a new Exhibit
A to the Agreement.

             NOW THEREFORE, in consideration of the premises and the agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Agreement is hereby amended in each of the following respects:

             (1) The second paragraph of the preamble is hereby amended to read as follows:

                    WHEREAS, the respective Boards of
             Directors of Magna and River Bend have
             approved the merger of River Bend with and into Landmark Bancshares Corporation ('LBC'), a Missouri corporation and wholly owned subsidiary of Magna (the 'Merger'); and


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             (2)    The Agreement is amended in its entirety
to substitute "LBC" for "RBAC."

             (3)    The first and third paragraphs of Section
1.01 are hereby amended to read as follows:

                    Subject to the terms and conditions of
             this Agreement and the Plan of Merger, Magna and River Bend agree to effect the Merger of River Bend with and into LBC in accordance with the Illinois Business Corporation Act of
             1983, as amended (the 'Illinois Statute'), and the General and Business Corporation Law of
             Missouri (the 'Missouri Statute'), and the separate corporate existence of River Bend shall cease.

                    Following the Effective Time, LBC shall
             be the surviving corporation and shall possess all of the rights, privileges, immunities and franchises and shall be liable for all of the liabilities and obligations of each of the merging corporations, all as provided in the Illinois Statute and the Missouri Statute.

             (4) Section 1.02(c)(i) is hereby restated in its entirety to read as follows:

                    (i)    Concurrently with the mailing of the
             Proxy Statement (as contemplated by Section
             5.02 of this Agreement, including the
             Prospectus contained in the Registration
             Statement (also as contemplated by Section
             5.02 of this Agreement)) to the shareholders of River Bend, Magna shall cause the Exchange Agent to mail to each holder of record of Class I Common Stock and/or Class II Common
             Stock a form of election (the "Election Form") on which such holder shall make the election as provided for in this Section 1.02. Each Election Form shall specify the composition of the proportionate interest in the Stock Distribution and the Common Cash Distribution received by that holder (subject to adjustments as provided for herein), by specifying what percentage of the value of the consideration to be received by the holder shall be the Common Cash Distribution and what percentage of the value of the consideration shall be the Stock Distribution. For this purpose, the Stock Distribution shall be valued at a price equal to the average, per share closing price of Magna Common Stock as reported on the Nasdaq Stock Market for the five business days preceding the three business days preceding the Closing Date (the "Magna Share Value").


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             (5)    Section 1.02(d) is hereby restated in its
entirety to read as follows:

                    (d)    Adjustments for Post February 29,
                           ---------------------------------
             1996 Closing Date.  In the event that the
             ------------------
             Closing Date occurs after February 29, 1996,
             then the Common Cash Distribution and the
             Preferred Cash Distribution shall be adjusted in the following manner. An amount shall be added to the Common Cash Distribution (after such number has been adjusted as provided in
             Section 1.02(a)(ii) of this Agreement but
             before any adjustment pursuant to this Section 1.02(d)) equal to (A) the product of (i) the sum of all dividends declared by Magna on a single share of Magna Common Stock for stockholders of record for the period beginning March 1, 1996 and ending the day
             prior to the Closing Date times (ii) the number
                                       -----
             of shares of Magna Common Stock comprising the Stock Distribution (after such number has been adjusted as provided in Section 1.02(a)(ii) of this Agreement) less (B) the aggregate amount
                             ----
             of dividends declared by River Bend on shares of Class I Common Stock and Class II Common Stock during such period plus (C) the product
                                      ----
             of (i) the Common Cash Distribution (after
             such number has been adjusted as provided in
             Section 1.02(a)(ii) of this Agreement but
             before any adjustment pursuant to this Section 1.02(d)) times (ii) (1) the Federal funds
                      -----
             rate, as published in The Wall Street Journal, Midwest Edition, as such rate varies from time to time, divided by (2) 365 times (iii) the
                      ----------         -----
             number of days, inclusive, from February 29,
             1996 to the day prior to the Closing Date. An amount shall be added to the Preferred Cash Distribution equal to the product of (A) the Preferred Cash Distribution times (B) (i) the
                                         -----
             Federal funds rate, as published in The Wall
             Street Journal, Midwest Edition, as such rate varies from time to time, divided by (ii) 365
                                       ----------
             times (C) the number of days, inclusive, from
             -----
             February 29, 1996 to the day prior to the Closing Date.

             (6)    Section 1.04 is hereby restated in its
entirety to read as follows:

                    1.04   Closing; Effective Time.  The
                           ------------------------
             closing (the "Closing") of the Merger shall take place at the offices of Thompson &
             Mitchell, St. Louis, Missouri promptly after the satisfaction or waiver of all conditions to the Merger on a date to be fixed by Magna
             (the "Closing Date") on the last Business Day
             (as hereinafter defined ) of a calendar month in which the last of the following events occurs: (i) the receipt of the requisite approval of the Plan of Merger by the shareholders of River Bend as set forth in
             Section 5.02 hereof and (ii) the receipt of the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve
             Board") and the Illinois Commissioner of Banks and Trust Companies (the "Illinois
             Commissioner"), and the expiration of any waiting period after such approvals required by law or regulation, or such later date as may be agreed to by the parties in writing.
             At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger as may reasonably be

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             required (including materials required to be
             delivered under Article VIII). Prior to the Closing Date, LBC and River Bend shall each execute Articles of Merger with respect to the Plan of Merger and Magna shall cause such Articles of Merger to be delivered, on the Closing Date, for filing with the Office of the Secretary of State of the State of Missouri and the Office of the Secretary of State of the State of Illinois. The Merger shall be effective on the date and at the time (the 'Effective Time') that each of the Secretary of State of the State of Illinois and the Secretary of State of the State of Missouri issue a Certificate of Merger in accordance with the provisions of the Illinois Statute and the Missouri Statute, respectively. For purposes of this Agreement, 'Business Day' shall mean any day that both the Office of the Secretary of State of the State of Illinois and the Office of the Secretary of State of the State of Missouri are open for receipt of official corporate filings.

             (7)    Section 2.01 is hereby restated in its
             entirety to read as follows:

                    2.01   Organization and Authority.  Magna
                           --------------------------
             (parent company only) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. LBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Magna is qualified to do business in the States of Missouri and Illinois and is not required to qualify to do business in any other state or foreign jurisdiction. LBC is qualified to do business in the State of Missouri and is not required to qualify to do business in any other state or foreign jurisdiction. Both Magna and LBC are registered as bank holding companies with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC
             Act").

             (8)    The third paragraph of Section 2.03 is
hereby amended to read as follows:

                    Other than in connection or in compliance
             with the provisions of the Illinois Statute, the Missouri Statute, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states and consents, authorizations, approvals, notices or exemptions required under the BHC Act and the banking laws of the State of Illinois, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Magna of the transactions contemplated by this Agreement.

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             (9)    Section 8.02(d)(ii) is hereby restated in
its entirety to read as follows:

                    (ii)   LBC is a corporation duly
             incorporated, validly existing and in good standing under the laws of the State of Missouri, and has full power to own and operate its businesses and properties and to carry on its business as presently conducted by it;

             (10)   Exhibit A to the Agreement is hereby
replaced by Exhibit A to this First Amendment.


             Other than as hereby amended, the Agreement remains in full force and effect. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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             IN WITNESS WHEREOF, the parties hereto have executed this
First Amendment as of the day and year first above written.

                                MAGNA GROUP, INC.



                                By /s/ G. Thomas Andes
                                  ------------------------------------------
                                   G. Thomas Andes, Chairman of the Board


                                RIVER BEND BANCSHARES, INC.


                                By /s/ John G. Helmkamp, Jr.
                                   -----------------------------------------
                                   John G. Helmkamp, Jr., President


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